Exhibit 99.1

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                                  Investor Contact:    Mark Haden
                                                       Bunge Limited
                                                       914-684-3398
                                                       Mark.Haden@Bunge.com

                                  Media Contact:       Stewart Lindsay
                                                       Bunge Limited
                                                       914-684-3369
                                                       Stewart.Lindsay@Bunge.com

           L. Patrick Lupo Joins Board of Directors of Bunge Limited

WHITE PLAINS, N.Y., July 20, 2006 -- Bunge Limited (NYSE: BG) today announced that L. Patrick Lupo, former chairman and chief executive officer of DHL Worldwide Express (DHL), has joined its Board of Directors. The appointment of Mr. Lupo brings the membership of Bunge's board to 11. Mr. Lupo is an independent director and will serve on the Board's Compensation Committee and its Finance and Risk Policy Committee.

Mr. Lupo held a variety of senior management positions at DHL during a period when the company established itself as a leader in the international express and logistics industry. He served as chairman and CEO from 1986 to 1997 and as executive chairman from 1997 to 2001. During his tenure at the company, he also held the positions of CEO, The Americas and general counsel.

"Patrick Lupo's depth of experience in the logistics industry and proven ability in leading a global company make him an ideal addition to Bunge's board," stated Alberto Weisser, chairman and CEO, Bunge Limited.

Mr. Lupo also serves on the board of Ladbrokes plc (formerly Hilton Group plc). He holds a law degree from the University of San Francisco and a B.A. degree from Seattle University.

About Bunge

Bunge Limited (www.Bunge.com) is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain. Founded in 1818 and headquartered in White Plains, New York, Bunge has over 22,000 employees and locations in 32 countries. Bunge is the world's leading oilseed processor, the largest producer and supplier of fertilizers to farmers in South America and the world's leading seller of bottled vegetable oils to consumers.

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